Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES
RECORD SECOND QUARTER RESULTS

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Net Revenues Increases 22%; Net Income Climbs 32%

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Company Reports 19th Consecutive Profitable Quarter

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SACRAMENTO, CALIF., AUGUST 3, 2006 – OPHTHALMIC IMAGING SYSTEMS (OIS) (OTCBB: OISI) TODAY REPORTED RECORD FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2006.

For the quarter ended June 30, 2006, OIS reported an increase in net revenues of 22% to $3,817,000, compared with net revenue of $3,124,000 for the same period of 2005. Net income for the second quarter of 2006 climbed 32% to $535,000 compared with net income of $406,000 for the second quarter of 2005.

For the first six months of 2006, the Company reported net revenues of $7,468,000 compared with net revenues of $6,119,000 for the first six months of 2005, an increase of 22%.  Net income for the first six months of 2006 increased 38% to $1,020,000 compared with net income of $740,000 for the first six months of 2005.

Gil Allon, Chief Executive Officer of OIS, stated, “We are pleased by our continuing strong performance during the first half of the year. During the past two quarters, we have experienced robust growth resulting from our increased sales and marketing efforts, addressing large clients. In this period we entered several large contracts for our imaging and informatics offerings.  These contracts have been with high-profile customers, including Kaiser Permanente and Henry Ford Health Systems.  Our unique ability to meet the technological demands of such leading healthcare organizations strengthens our position as the leading provider of digital imaging systems and informatics solutions to the ophthalmology market.”

“As we continue to build our business, we constantly seek new opportunities to expand our customer reach. Recently, we signed an agreement to be the exclusive provider of new Digital Imaging Systems, Ophthalmology PACS and other ophthalmic products to the International Vision Network, the only specialty group purchasing program for ophthalmologists’ offices and ambulatory surgery centers. We are excited to have been selected to work with this elite group on a national basis and look forward to increasing our exposure among new and existing customers.”

About Ophthalmic Imaging Systems Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

(TABLES FOLLOW)

OPHTHALMIC IMAGING SYSTEMS
SELECTED FINANCIAL DATA
CONDENSED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2006	2005	2006	2005
NET REVENUES	$3,817,196	$3,123,505	$7,467,890	$6,118,775
COST OF SALES	$1,691,076	$1,352,439	$3,255,234	$2,640,699

GROSS PROFIT	$2,126,120	$1,771,066	$4,212,656	$3,478,076

SALES AND MARKETING	$806,754	$718,022	$1,651,172	$1,478,880
RESEARCH AND DEVELOPMENT	$396,341	$265,404	$762,248	$507,812
GENERAL AND ADMINISTRATIVE	$401,866	$325,636	$768,901	$638,632

TOTAL OPERATING EXPENSES	$1,604,961	$1,309,062	$3,182,321	$2,625,324

INCOME FROM OPERATIONS	$521,159	$462,004	$1,030,335	$852,752
INTEREST AND OTHER EXPENSE, NET	$14,135	($51,029)	($10,165)	($103,617)

NET INCOME BEFORE INCOME TAXES	$535,294	$410,975	$1,020,170	$749,135
INCOME TAXES		($5,024)		($9,024)

NET INCOME	$535,294	$405,951	$1,020,170	$740,111

BASIC NET INCOME PER SHARE	$0.03	$0.03	$0.06	$0.05

SHARES USED IN THE CALCULATION OF BASIC	16,087,041	15,071,607	15,988,102	15,056,374
EARNINGS PER SHARE

DILUTED NET INCOME PER SHARE	$0.03	$0.03	$0.06	$0.05

SHARES USED IN THE CALCULATION OF	17,750,871	16,136,823	17,622,920	16,229,367
DILUTED EARNINGS PER SHARE

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